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                                                                      EXHIBIT R1


THE FOLLOWING CODE OF ETHICS AND RELATED COMPLIANCE DIRECTIVES ARE EXCERPTED FROM THE CURRENT POLICY AND PROCEDURES MANUAL OF PARADIGM GLOBAL ADVISORS, LLC:


XVII.    CODE OF ETHICS AND ETHICS TRAINING REQUIREMENTS

          a) RESPONSIBILITY. It is the responsibility of all employees to ensure that the Company conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.

          b) DUTY TO CLIENTS. The Company has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first and to refrain from having outside interests that conflict with the interests of its clients. The Company must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

          c) PRIVACY OF CLIENT FINANCIAL INFORMATION. The Company will not disclose any nonpublic personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to the Company to do so or as permitted by law or as otherwise required by law. The Client must grant such permission in writing (email is acceptable) to the Company. A copy of the permission/denial document will be filed in the Client file. See
               Section XI for the more details regarding the Company's privacy policy.

          d)        PROHIBITED ACTS

               -    Employing any device, scheme or artifice to defraud;

               -    Making any untrue statement of a material fact;

               - Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

               - Engaging in any fraudulent or deceitful act, practice or course of business; or,

               -    Engaging in any manipulative practices.

          e) CONFLICTS OF INTEREST. The Company has a duty to disclose potential and actual conflicts of interest to their clients. All employees and third party solicitors have a duty to report potential and actual conflicts of interest to the Company. Gifts (other than de minimis gifts, which are usually defined as having a value under $100.00) should not be accepted from persons or entities doing business with the Company.

          f) USE OF DISCLAIMERS. The Company shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.

          g) SUITABILITY. The Company shall only recommend those investments that it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances. In addition, clients should be instructed to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.


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          h)        DUTY TO SUPERVISE. Advisers Act Section 203(e)(5) The
               Company is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

               - Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

               - Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

               - Ensuring that all advisory personnel fully understand the Company's policies and procedures; and

               - Establishing a review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.

          i) PERSONAL SECURITIES TRANSACTIONS. The Company's procedures governing personal security transactions are covered in Section XXI of this manual.

          ETHICS TRAINING REQUIREMENTS:

          [PARAGRAPH 9051] NFA COMPLIANCE RULE 2-9: ETHICS TRAINING REQUIREMENTS

          PARADIGM Global Advisors, LLC ("PGA") and PARADIGM Capital Management, LLC ("PCM") requires, at least annually, for all of its Associated Persons (as defined by the NFA) to complete an ethics training program. NFA Principals (as defined) that are directly involved in the marketing process are also required to complete an ethics training program on a bi-annual basis.


          PROCEDURES

          PGA and PCM have an engaged a third party service provider to provide on-line ethics examinations. Currently, the service provider is Securities Training Corporation. The program is designed to address the following:


          1. The topics to be included in the training program are attached as Exhibit A;

          2.   The training will be provided by a third party service provider;

          3. The format of the training will be on-line (Internet) based instructions.;

          4. PGA and PCM requires this training at least annually for all Associated Persons and bi-annually for all registered Principals; and

          5. PGA and PCM will retain the Certificates of Completion, each employee will receive from the service provider upon successful completion of the on-line training program.


          CONTENT

          PGA and PCM's selected the service provider for their ethics training since their program is designed to address the following topics:


          1. An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;




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          2.   The registrant's obligation to the public to observe just and equitable principles of trade;


          3. How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;


          4. How to establish effective supervisory systems and internal controls;


          5. Obtaining and assessing the financial situation and investment experience of customers;


          6.   Disclosure of material information to customers; and


          7. Avoidance, proper disclosure and handling of conflicts of interest.

          What is Ethics ?

               Why is it Important for Registered Commodity Representatives to Develop a Standard of Ethics?
               Developing an Ethical Environment
               Unethical versus Illegal Behavior: A Sometimes Difficult Distinction


          Industry Rules and Regulations

               NFA Rules
               Fair Dealing with Customers
               Discretionary Accounts
               Transfer of Customer Accounts
               NFA Part 3 - Compliance Procedures
               The Decision and Settlement
               Right of Appeal

          What Are Your Firm's Ethical Standards?

               Upholding Your Firm's Code of Ethics
               Personal Behavior
               An Incomplete Understanding of Firm Policy or Industry Rules The Pressure to Succeed

         Making the Determination

               Other Strategies
               A Healthy Awareness
               Documentation

         Ethical Dilemmas

               Commissions versus Client Needs
               Churning
               Pressure Tactics
               Fraud
               Handling Customer Funds
               Inside Information
               Dealing Fairly with Colleagues


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XXI.      PERSONAL SECURITIES TRANSACTIONS
                ADVISERS ACT RULE 204-2


          a) PURPOSE. The following procedures are designed to assist the Compliance Supervisor in detecting and preventing abusive sales practices such as "scalping" or "front running" and to highlight potentially abusive "soft dollar" or brokerage arrangements. Be advised that all employees are also prohibited from benefiting from proprietary information that the Company has collected regarding other investment advisers' or commodity trading advisors' trading methods or strategies.

          b) RESPONSIBILITY. The Chief Compliance Officer shall maintain current and accurate records of all personal securities transactions of its employees, IARs and associated persons.


          c)   RECORD-KEEPING REQUIREMENTS

               i)        TRANSACTION RECORD. The Compliance Supervisor shall
                    establish a form or blotter to record personal securities transactions and which must include the following information:

                    -    The identity and amount of the security involved;

                    -    The date and nature of the transaction;

                    -    The price at which the transaction was effected; and

                    - The name of the broker, dealer or bank where the transaction was effected.

               ii)       REPORTING. Information regarding personal securities
                    transactions must be reported to the Chief Compliance Officer no more than ten (10) days following the end of each quarter. Standard reporting forms are available for Employee use.

               iii)      DISCLOSURE. The form or blotter shall contain a
                    statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Company or its employees have any direct or indirect beneficial ownership in the security.

               iv)       EXCEPTIONS. Exceptions to the record-keeping
                    requirements are as follows:

                    - Transactions effected in any account over which neither the Company nor its employees have any direct or indirect influence or control; and

                    - Transactions that are direct obligations of the United States government.

          d) ACKNOWLEDGMENT. The Company requires that all employees acknowledge in writing that they have reviewed and understand the Company's policy on personal securities transactions.